                                                                   EXHIBIT 2.2
                                VOTING AGREEMENT

          THIS VOTING AGREEMENT (this "Agreement"), dated as of August 19, 1999, among the undersigned shareholders (the "Shareholders") of DAIRY STATE FINANCIAL SERVICES, INC., a Wisconsin corporation (the "Company"), and FIRST MANITOWOC BANCORP, INC., a Wisconsin corporation ("FMB").

                                     RECITAL

          The Shareholders, the Company and FMB acknowledge the following:

          A. Concurrent with the execution of this Agreement, the Company, FMB and FMB Interim Corp., a Wisconsin corporation and a wholly owned subsidiary of FMB ("Interim"), have entered into an Agreement and Plan of Merger (the "Merger Agreement"), providing for the business combination transaction contemplated therein pursuant to which Interim will merge with and into the Company pursuant to the terms and conditions of the Merger Agreement ("Merger").

          B. Upon consummation of the Merger, the Shareholders will receive $4,662.33 for each share of Company Common Stock, par value $50 per share (the "Company Common Stock"), owned by them.

          C. The Shareholders own the shares of Company Common Stock set forth opposite such Shareholder's respective names on Exhibit A hereto (such shares set forth on Exhibit A, and together with all shares of Company Common Stock subsequently acquired by any Shareholder during the term of this Agreement, being referred to as the "Shares").

          D. In order to induce FMB to enter into the Merger Agreement and in consideration of the substantial expenses incurred and to be incurred by FMB in connection therewith, the Shareholders have agreed to enter into and perform this Voting Agreement.

                                   AGREEMENTS

                  In consideration of the Recitals and the mutual agreements which follow, Shareholders, the Company and FMB agree as follows:

         1. Agreement to Vote Shares. Each of the Shareholders shall vote or cause to be voted, or express a written consent with respect to, all of such Shareholder's Shares (a) in favor of adoption and approval of the Merger Agreement and the Merger at every meeting of the Shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto and (b) against any proposal for a Competing Transaction (as such term is defined in the Merger Agreement) at every meeting of the shareholders of the Company at which such matters are considered and at every adjournment thereof and in connection with every proposal to take action by written consent with respect thereto.

         2. No Voting Trusts. Each of the Shareholders agrees that such Shareholder will not, nor will such Shareholder permit any entity under such Shareholder's control to, deposit any of such Shareholder's Shares in a voting trust or subject any of their Shares to any agreement, arrangement or understanding with respect to the voting of such Shares inconsistent with this Agreement.

         3. Limitation on Sales. During the term of this Agreement each Shareholder agrees not to sell, assign, transfer or dispose of any such Shareholder's Shares. Notwithstanding the foregoing, (a) any Shareholder may, during the term of this Agreement, gift, sell or otherwise transfer shares to
(i) (a) member or members of a group consisting of such Shareholder's spouse, such Shareholder's issue, the spouses of such Shareholder's issue, or any charitable organization, (ii) any trust or custodian account created for the primary benefit of any one or more of such Shareholder or the permitted transferees described in clause (i) above or (iii) a general partnership, limited partnership, limited liability company or other business entity all of the equity interests of which are held by such Shareholder or the permitted transferees described in clause (i) above, (b) a Shareholder that is a trust, custodian or business entity may transfer Shares to a beneficiary or equity owner of said trust, account or business entity and (c) an individual Shareholder who acquired Shares pursuant to this sentence may transfer such Shares only to the Shareholder from whom, directly or indirectly, such transferring Shareholder acquired said Shares or parties to whom such transferring Shareholder is permitted to transfer Stock pursuant to this sentence; provided, however, that in each case any such permitted transferee agrees in writing to be bound to the terms of this Agreement.

         4. Purchase Right. Each of the Shareholders hereby grants to FMB the exclusive right ("Purchase Rights") to purchase any and all of such Shareholders' Shares for a price of $4,662.33 per share, payable in cash. The exercise of the Purchase Rights by FMB, with respect to any amount of Shares that exceeds 5% of the outstanding voting stock of the Company is subject to the approval of the Board of Governors of the Federal Reserve System and any other necessary regulatory approvals. The Purchase Rights are exercisable at any time prior to the earlier of the Effective Time, as defined in the Merger Agreement, or the termination of the Merger Agreement and only after (a) a material breach by the Company of the covenants contained in Sections 6.01 and 6.02 of the Merger Agreement, which breach is not cured to the reasonable satisfaction of FMB within 10 business days following receipt by the Company of notice of such breach or (b) a breach by a Shareholder of this Agreement which breach is not cured to the reasonable satisfaction of FMB within 10 business days following receipt by such Shareholder of notice of such breach; provided, however, in the event such option is exercised, FMB agrees to take all necessary action to ensure that the Merger and the other transactions contemplated in the Merger Agreement are consummated.

         5. Shareholders' Representations. Each Shareholder severally represents that: (a) such Shareholder has the complete and unrestricted power and unqualified right to enter into and perform the terms of this Agreement; (b) this Agreement constitutes a valid and binding



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agreement with respect to such Shareholder, enforceable against such Shareholder in accordance with its terms and (c) such Shareholder owns the number of Shares indicated opposite such Shareholder's name on Exhibit A hereto, has the sole and unrestricted voting power with respect to such Shares and such Shares are all of the Shares directly or indirectly held by such Shareholder.

         6. Specific Performance and Remedies. The parties hereto acknowledge that it will be impossible to measure in money the damage to the other party(ies) if a party hereto fails to comply with the obligations imposed by this Agreement and that, in the event of such failure, the other party(ies) will not have an adequate remedy at law or in damages. Accordingly, each party hereto agrees that injunctive relief or other equitable remedy, in addition to remedies at law or in damages, is the appropriate remedy for any such failure. No party will oppose the granting of injunctive relief or other equitable remedy on the basis that the other party(ies) have an adequate remedy at law. Each party hereto agrees that it will not seek, and agrees to waive any requirement for, the securing or posting of a bond in connection with any other party's seeking or obtaining such equitable relief. In addition to all other rights or remedies which any party hereto may have against any other party hereto who defaults in the performance of such party's obligations under this Agreement, such defaulting party shall be liable to the nondefaulting party for all litigation costs and attorneys' fees incurred by the nondefaulting party(ies) in connection with the enforcement of any of the nondefaulting party's rights or remedies against the defaulting party.

         7. Term of the Agreement: Termination. The term of this Agreement shall commence on the date hereof and such term and this Agreement shall terminate upon the earlier to occur of (a) the Effective Time (as defined in the Merger Agreement) and (b) the date on which the Merger Agreement is terminated in accordance with its terms. Upon such termination, no party shall have any further obligations or liabilities hereunder; provided, that such termination shall not relieve any party from liability for any breach of this Agreement prior to such termination.

         8. Entire Agreement. This Agreement supersedes all prior agreements, written or oral, among the parties hereto with respect to the subject matter hereof and contains the entire agreement among the parties with respect to the subject matter hereof. This Agreement may not be amended, supplemented or modified, and no provisions hereof may be modified or waived, except by an instrument in writing signed by all parties hereto. No waiver of any provisions hereof by any party shall not be deemed a waiver of any other provisions hereof by any such party, nor shall any such waiver be deemed a continuing waiver of any provision hereof by such party.

          9. Notices. All notices, requests, claims, demands or other communications hereunder shall be in writing and shall be deemed given when delivered personally, upon receipt of a transmission confirmation if sent by telecopy or like transmission and on the next business day when sent by Federal Express, Express Mail or other reputable overnight courier service to the parties at the following addresses (or at such other address for a party as shall be


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specified by like notice):

                                    If to FMB or Interim:

                                    First Manitowoc Bancorp, Inc.
                                    402 North 8th Street
                                    P.O. Box 10
                                    Manitowoc, WI 54221-0010
                                    Telecopier: (920) 683-5699
                                    Attn:  Thomas J. Bare

                                    With a copy to:

                                    Michael Best & Friedrich LLP
                                    100 East Wisconsin Avenue, Suite 3300
                                    Milwaukee, WI 53202
                                    Telecopier:    (414) 277-0656
                                    Attn:  Frank J. Pelisek

          If to a Shareholder, the signature page hereof to the address or telecopy number set forth for such Shareholder on the signature page hereof:

                                    Foley & Lardner
                                    777 East Wisconsin Avenue
                                    Milwaukee, WI 53202
                                    Telecopier: (414) 297-4900
                                    Attn: Rodney H. Dow

          10.     Miscellaneous.

                  (a) This Agreement shall be deemed a contract made under, and for all purposes shall be construed in accordance with, the laws of the State of Wisconsin, without reference to its conflicts of law principles.

                  (b) If any provision of this Agreement or the application of such provision to any person or circumstances shall be held invalid or unenforceable by a court of competent jurisdiction, such provision or application shall be unenforceable only to the extent of such invalidity or unenforceability, and the remainder of the provision held invalid or unenforceable and the application of such provision to persons or circumstances, other than the party as to which it is held invalid, and the remainder of this Agreement, shall not be affected.

                  (c) This Agreement may be executed in one or more counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.




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                  (d) All Section headings herein are for convenience of
reference only and are not part of this Agreement, and no construction or reference shall be derived therefrom.

                  (e) In the event any Shareholder acquires any additional Shares during the term of this Agreement, then such Shareholder agrees that the provisions of this Agreement shall apply to such additional Shares.

                  IN WITNESS WHEREOF, the parties hereto have executive and delivered this Agreement as of the date first written above.

FIRST MANITOWOC BANCORP, INC.


By:
   -------------------------------
Thomas J. Bare, President

ROBERT A. CHIPLES REVOCABLE TRUST             JAMES G. FOX AND ESTHER FOX
                                              REVOCABLE TRUST

By:                                           By:
   -------------------------------                ------------------------------
Its:                                          Its:
   -------------------------------                ------------------------------

KAY CHIPLES REVOCABLE TRUST                   DONALD SIPPEL AND HELEN R. SIPPEL
                                              REVOCABLE TRUST

                                              By:
                                                 ------------------------------
By:                                           Its:
   ------------------------------                ------------------------------
Its:
   ------------------------------




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                                    EXHIBIT A



SHAREHOLDER                                         NOTICE ADDRESS                     NUMBER OF COMMON SHARES

Robert A. Chiples Revocable Trust                                                            311 Shares

Kay Chiples Revocable Trust                                                                  330 Shares

James G. Fox and Esther Fox Revocable                                                        507 Shares
Trust

Donald Sippel and                                                                            561 Shares
Helen R. Sippel Revocable Trust










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